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                                                                    EXHIBIT B-5

                            ASSIGNMENT AND ACCEPTANCE

                              Dated August 25, 1995


     Reference is made to the Amended and Restated Revolving Credit Agreement dated as of December 4, 1992 (as amended, the "CREDIT AGREEMENT") among Thor Industries, Inc., a Delaware corporation, Bank One, Sidney NA, Harris Trust and Savings Bank, Banks (as defined in the Credit Agreement) and Harris Trust and Savings Bank, as Agent for the Banks (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

     Bank One, Sidney, NA (the "Assignor") and Bank One, Columbus, NA (the "Assignee") agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a 100% interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor's Commitment as in effect on the Effective Date and the Revolving Credit Loans, if any, owing to the Assignor on the Effective Date.

     2. The Assignor (i) represents and warrants that as of the date hereof its Commitment is $10,000,000; (ii) represents and warrants that it is the legal owner of the interest being assigned by it hereunder; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement as are delegated


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to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (v) specifies as its Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof.

     4. As consideration for the assignment and sale contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds an amount as agreed to between Assignor and Assignee. It is understood that facility fees accrued to the date hereof with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

     5. The effective date for this Assignment and Acceptance shall be August 25, 1995 (the "EFFECTIVE DATE"). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.

     6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     7. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

     8. In accordance with Section 2.2 of the Credit Agreement, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver to the Assignee a Note payable to the Assignee.


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     9.   This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Ohio.

                                   BANK ONE SIDNEY, NA

                              By:
                                 --------------------------------

                              Its:
                                  -------------------------------


                                   BANK ONE, COLUMBUS, NA

                              By:
                                 --------------------------------

                              Its:
                                  -------------------------------

                                   Address:  100 East Broad Street
                                             7th Floor
                                             Columbus, OH 43271-0209
                                             Attn: Large Corporate

Accepted and consented this
25th day of August, 1995

THOR INDUSTRIES, INC.


By:
   ---------------------------

Title:
      ------------------------

Accepted and consented to by the Agent
this 25th day of August, 1995

HARRIS TRUST AND SAVINGS BANK


By:
   ---------------------------

Title: Vice President


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